UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                                  Depomed, Inc
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   249908-10-4
                                 (CUSIP Number)

                                  June 11, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 249908-10-4

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Advisors Inc.

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                 5.  Sole Voting Power  0
Number of
Shares           6.  Shared Voting Power  1,903,326
Beneficially
Owned by         7.  Sole Dispositive Power  0
Each Reporting
Person With      8.  Shared Dispositive Power  1,903,326



       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             1,903,326

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 13.62%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No. 249908-10-4

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Advisors LLC

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware


               5.    Sole Voting Power  0
Number of
Shares         6.    Shared Voting Power  1,903,326
Beneficially
Owned by       7.    Sole Dispositive Power  0
Each Reporting
Person With    8.    Shared Dispositive Power  1,903,326

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             1,903,326

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 13.62%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No. 249908-10-4

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Capital LLC

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware



               5.    Sole Voting Power  0
Number of
Shares         6.    Shared Voting Power  1,903,326
Beneficially
Owned by       7.    Sole Dispositive Power  0
Each Reporting
Person With    8.    Shared Dispositive Power  1,903,326

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             1,903,326

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 13.62%

       12.   Type of Reporting Person (See Instructions) CO

CUSIP No. 249908-10-4

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Samuel D. Isaly

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

               5.    Sole Voting Power  0
Number of
Shares         6.    Shared Voting Power  1,903,326
Beneficially
Owned by       7.    Sole Dispositive Power  0
Each Reporting
Person With    8.    Shared Dispositive Power  1,903,326

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             1,903,326

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 13.62%

       12.   Type of Reporting Person (See Instructions) HC

Item 1. (a)  Issuer: Depomed, Inc.

        (b)  Address: 1360 O'Brien Drive,
                      Menlo Park, CA  94025

Item 2. (a)  Name of Person Filing:
             OrbiMed Advisors Inc.
             OrbiMed Advisors LLC
             OrbiMed Capital LLC
             Samuel D. Isaly

        (b)  Address of Principal Business Offices:

             767 Third Avenue, 30th Floor
             New York, New York  10010

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities
             Common stock

        (e)  CUSIP Number: 249908-10-4

Item 3. OrbiMed Advisors Inc. and OrbiMed Advisors LLC are investment advisors in accordance with ss.240.13d-1(b)(1)(ii)(E). Not applicable for OrbiMed Capital LLC or Samuel D. Isaly.

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class   Not Applicable

Item 6.  Ownership  of More than  Five  Percent  on  Behalf of  Another
         Person.

         Reporting persons are holding 13.62% of the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 20, 2002

                                                         OrbiMed Advisors Inc.

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: President

                                                            OrbiMed Advisors LLC

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: Managing Member

                                                             OrbiMed Capital LLC

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: Managing Member

                                                                 Samuel D. Isaly

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly




         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 20, 2002

                                                         OrbiMed Advisors Inc.

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: President

                                                            OrbiMed Advisors LLC

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: Managing Member

                                                             OrbiMed Capital LLC

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: Managing Member

                                                                 Samuel D. Isaly

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly